Date of Instrument ____ __ Subordinated Note  No. _____

Integrity Mutual Funds, Inc.

9¼% Subordinated Corporate Note (the "Note" or "Notes")

Integrity Mutual Funds, Inc., a corporation organized and existing under the laws of the State of North Dakota (the "Corporation"), for value received, hereby promises to pay to                             ("Investor") the principal sum of                     and no/100 Dollars ($                  ) - subject to the provisions of that certain Private Placement Memorandum dated                      , 2005, which terms are incorporated herein by reference - five (5) years from the date hereof, or on                                 , 2011; and to pay interest on such principal sum from the date hereof at the rate of nine and one-quarter percent (9¼%) per annum (based on a three hundred sixty five (365) day year) on an annual basis beginning on                        , 2006, and thereafter on                 th of each year thereafter until the principal balance is paid.  All payments will be applied first to interest and any remainder to reduction of principal.

Unregistered Security.  This Note is being issued by the Corporation pursuant to exemptions and from federal registration.  No application to register the Notes and no registration statement covering the Notes has been filed with the United States Securities and Exchange Commission.  There is no market for the Notes and there is no assurance a market will develop.  The Corporation has no obligation to register the Notes or any other security of the Corporation.

Unsecured, Uninsured, and Subordinated.  This Note is a general obligation of the Corporation which is not secured by any bond, mortgage, sinking fund, or any other security.  In addition, this Note is not guaranteed or insured by any agency of any state or the United States of America.  Creditors of the Corporation holding mortgages or other security interests in specific Corporation properties will have priority over the holder of this Note in the event of the insolvency or liquidation of the Corporation.  However, the holder of this Note, as a general creditor of the Corporation, will have priority over the Corporation's owners and would have an equal standing with all other general creditors of the Corporation.

Default.  Without notice, except as expressly provided herein, the following will be deemed to be events of default:

a.    Default in the payment of principal or interest under the Note as and when the same becomes due and payable and the continuance of such default for a period of more than ten (10) days after notice as described in paragraph b below.

b.    Failure on the part of the Corporation to duly observe or perform any other of the covenants or agreements on the part of the Corporation contained in this Note and written notice of such failure, requiring the Corporation to remedy the same, has been delivered by certified mail, return receipt requested, to the Corporation (Attention: President) and the Corporation has refused and failed to remedy the same within thirty (30) days of the receipt of such notice.  Upon default, Investor is entitled to acceleration of principal payment and payment of all accrued interest on the Note.

Failure to Pay.  If the Corporation fails to make payment to Investor as provided in the preceding section, Investor will be entitled and empowered to take such measures as may be appropriate to enforce Investor's expectations under the Note, by judicial proceedings or otherwise.

Governing Law.  This instrument is to be construed under the laws of the State of North Dakota.  Any legal proceeding with respect to this Note shall be subject to the jurisdiction and venue of the U.S. District Court, District of North Dakota.  Any action brought with respect to this Note shall be venued in Fargo, North Dakota.

This Note is issued in reliance on exemptions from registration provided by provisions of the Securities Act of 1933 providing exemptions for nonpublic sales of securities.  Securities sold under exemption from registration cannot be resold without registration under the Securities Act of 1933 or an exemption thereof.  This Note has not been registered under the Securities Act of 1933 and therefore cannot be resold unless it is registered under the Securities Act of 1933 or unless an exemption from registration is available.  The Corporation has no intention or obligation to register this Note.

Executed on  at Minot, North Dakota.

INTEGRITY MUTUAL FUNDS, INC.

By:

Its: